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                                                                  Exhibit 10.3

                                SERVICE AGREEMENT

This Service Agreement (this "Agreement") is made effective as of December 1, 2000, by and between Great Plains Ethanol, LLC of Lennox, South Dakota and Val-Add Service Corporation, of Box 220, 306 4th Street, Chester, South Dakota 57016. In this Agreement, the party who is contracting to receive the services shall be referred to as "The Company", and the party who will be providing the services shall be referred to as "Val-Add".

1. DESCRIPTION OF SERVICES. Beginning on December 1, 2000, Val-Add will provide the following services (collectively, the "Services"): Record Keeping, Data Entry, File Retention, Monthly News Letter to Members, Member Billings, Corn Delivery Schedules, Member Mailings, Share Certificate Processing and Other Services as Agreed to.

2. PAYMENT FOR SERVICES. The Company will pay compensation to Val-Add for the Services based on $25.00 per hour fee, plus a flat monthly fee of $35.00. The Company will reimburse Val-Add for postage and outside printing expense. If needed The Company shall purchase fire proof filing cabinets for it's permanent records. This cabinet will be returned to The Company upon termination of this agreement. This compensation shall be payable on a monthly billing basis.

3. TERM/TERMINATION. This Agreement may be terminated by either party upon ten days written notice to the other party.

4. RELATIONSHIP OF PARTIES. It is understood by the parties that Val-Add is an independent contractor with respect to The Company, and not an employee of The Company. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Val-Add.

5. CONFIDENTIALITY. Val-Add will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Val-Add, or divulge, disclose, or communicate in any manner any information that is proprietary to The Company. Val-Add will protect such information and treat it as strictly confidential. This provision shall continue to be effective after the termination of this Agreement. Upon termination of this Agreement, Val-Add will return to The Company all records, notes, documentation and other items that were used, created, or controlled by Val-Add during the term of this Agreement.

6. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written.

7. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or

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unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

Party contracting services:

By: /s/ Darrin Ihnen
    ------------------------------
    President

Service Provider:
Val-Add Service Corporation

By: /s/ Steven Sershen
    -------------------------------
    Val-Add Service Corporation
    President